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[*]	=	CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit 10.30

SUPPLY AGREEMENT BETWEEN

BECKMAN COULTER, INC.

AND

CIPHERGEN BIOSYSTEMS, INC.

        AGREEMENT effective this 2nd day of November, 2001 by and between CIPHERGEN BIOSYSTEMS, INC., a corporation organized under the laws of the State of Delaware, having its principal place of business at 6611 Dumbarton Circle, Fremont, California 94555 ("Buyer", as that term is more fully defined in Paragraph 1.3) and BECKMAN COULTER, INC., a corporation organized under the laws of Delaware, having a place of business at 4300 North Harbor Boulevard, Fullerton, California 92834-3100 ("Beckman", as that term is more fully defined in Paragraph 1.2).

R E C I T A L S

I.
Beckman manufactures a proprietary automated liquid handling platform and sells such platform under the Beckman trademark "BIOMEK 2000" (the "Instrument" as that term is more fully defined in Paragraph 1.5).

II.
Buyer desires to purchase commercial quantities of the Instrument for the sole purpose of reconfiguring and reselling the Instrument as a component of a Buyer designed and manufactured system (the "Buyer System").

        NOW THEREFORE in consideration of the mutual undertakings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.0 DEFINITIONS

For purposes of this Agreement the following terms shall have the following meaning:

1.1
"Affiliate" means each and every corporation or other business entity controlled by, controlling or under common control with, a party hereto. For the purposes of this definition, the word and root "control" shall, in the context of a corporation, mean direct or indirect beneficial ownership of at least fifty percent (50%) of the shares entitled to vote for members of the Board of Directors of such corporation, and, in the context of any other business entity, shall mean the right to exercise similar management and control of such entity.

1.2
"Beckman" means Beckman Coulter, Inc., its Affiliates, and its and their successors and permitted assigns.

1.3
"Buyer" means Ciphergen Biosystems, Inc., its Affiliates, and its and their successors and permitted assigns.

1.4
"Effective Date" means the last date in time adjacent the signature of the authorized representatives of the parties on the last page of this Agreement.

1.5
"Instrument" means the BIOMEK 2000 system and accessories defined in attached Exhibit A.

1.6
"Year" means the twelve (12) month periods beginning with the Effective Date and each anniversary of the Effective Date.

2.0 MANUFACTURE AND SALE OF INSTRUMENTS

2.1
Manufacture and Sale—Beckman agrees to and shall manufacture, sell and deliver to Buyer and Buyer agrees to and shall purchase and take from Beckman such quantities of the Instruments as Buyer may order in accordance with Paragraphs 2.5.

2.2
Shipment Terms—The Instruments are sold FOB the Beckman facility in Fullerton, California. Title to and the risk of loss for the Instruments shall pass to Buyer upon delivery by Beckman to a Buyer specified carrier at the Beckman delivery dock at such location.

2.3
Specifications—Each of the Instruments shall confirm to the specifications attached to this Agreement as Exhibit B.

2.4
Purchase Price—The purchase price to Buyer for Instruments ordered under Paragraph 2.5 during the first Year of this Agreement shall be the Beckman list price in Exhibit B less the applicable discount in Exhibit A. After the first Year of this Agreement, Beckman reserves the right to change its list price at any time on sixty (60) days prior written notice to Buyer. Accordingly, after the first Year the purchase price for Instruments ordered under Paragraph 2.5 shall be the Beckman list price then in effect less the applicable discount in Exhibit A.

2.5
Forecasts—Buyer shall, promptly after the Effective Date provide Beckman with a written initial forecast of the quantity of Instruments, which Buyer anticipates it will purchase from Beckman during each of the next twelve (12) months. Buyer shall, within ten (10) days of the end of each month during the term of this Agreement, send Beckman a revised twelve (12) month forecast. The initial and each revised forecast shall not be binding on either party and shall be used for planning purposes only.

2.5.1
Beckman shall build Instruments for Buyer only in response to a Buyer Purchase Orders and not to a Buyer forecast.

2.5.2
Beckman estimates delivery of Instruments against Buyer purchase orders within 4 weeks of acceptance of each such order.

2.6
Payment Terms—Buyer shall pay each Beckman invoice for Instruments within thirty (30) days of the later of (a) receipt of the invoice or (b) receipt of the Instruments referenced on such invoice. There are no discounts for prompt payment of invoices and none shall be taken.

2.7
Beckman Warranty—Beckman warrants that all Instruments are, upon receipt by Buyer, and will be for a period of twelve (12) months thereafter, free from defects in materials and workmanship, and shall conform to each and all of the specifications therefor in attached Exhibit A. Beckman shall, with its employees and contractors, at its option, repair or replace any Instruments failing to comply with the foregoing warranty without cost or expense therefor to Buyer or its customer.

  EXCEPT FOR WARRANTY OF TITLE, THERE ARE NO OTHER WARRANTIES UNDER THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OR OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND NONE SHALL BE CREATED WHETHER UNDER THE UNIFORM COMMERCIAL CODE, USEAGE OR CUSTOM IN THE INDUSTRY OR THE COURSE OF DEALINGS BETWEEN THE PARTIES. BECKMAN'S SOLE LIABILITY UNDER THIS AGREEMENT AND THE SOLE AND EXCLUSIVE REMEDY OF BUYER AND ANYONE CLAIMING THROUGH BUYER SHALL BE FOR BECKMAN TO REPAIR ANY INSTRUMENT NOT COMPLYING WITH THE FOREGOING WARRANTY DURING THE PERIOD OF SUCH WARRANTY. BECKMAN SHALL NOT BE LIABLE, WHETHER UNDER CONTRACT, TORT, BREACH OF WARRANTY OR ANY OTHER CAUSE OF ACTION, FOR ANY DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND OR NATURE.

2.8
Buyer Representation—Buyer represents and warrants that they shall not resell the Instrument as a stand-alone product and shall only resell the Instrument and the Buyer customization package as part of the Buyer System. Buyer warrants that they shall promptly send Beckman written notice of any requests from Buyer's customers for repair or service of an Instrument received by Buyer during the twelve (12) months preceding receipt by Buyer of such Instrument. Buyer represents and agrees that they shall not make any claims for the Instrument or representations about the Instrument or its performance, which have not received the prior written approval of Beckman.

2.9
Return Material Authorization—Buyer shall not return any Instruments to Beckman without a written return material authorization. Beckman may refuse to receive and may return to Buyer, at Buyer's sole cost for all freight and insurance costs, Instruments returned to Beckman without such a written return material authorization.

2.10
Purchase and Sale Forms—Any terms and conditions on either a Buyer Purchase Order or a Beckman Order Acknowledgement or any other document relating to the purchase, sale or transfer of Instruments between the parties which are in conflict with any of the terms of this Agreement shall be null and void and without legal effect.

2.11
Technical Literature—Buyer shall not publish or use any brochures, or technical literature which includes, depicts, represents or refers to the Instrument or Beckman or uses any Beckman trademarks or trade names without the prior written approval of Beckman.

2.12
Trademarks—Buyer acknowledges and agrees that the trademarks "BIOMEK", "BIOMEK 2000" and "BECKMAN" and the trade name "Beckman Coulter" are the sole and exclusive property of Beckman. Buyer agrees that it has not received any license or rights to use such trademarks or trade names except in conjunction with Instruments purchased under this Agreement from Beckman and that it will not adopt or use any trademark which incorporates, in whole or in part, any of such Beckman trademarks or trade name or any trademark or trade name confusingly similar thereto. Buyer expressly agrees that is shall not make, adopt or use a compound trademark that incorporates one or more of its trademarks or trade names with a Beckman trademark. The undertakings contained in this Paragraph 3.12 shall survive the term or any termination of this Agreement as if they were part of a separate agreement with an unlimited term.

2.13
Customer Assistance—Beckman shall be the first interface in responding to inquiries from Buyer's customers specifically related to the performance of the Instruments and not to the performance of the Buyer System. Buyer shall refer all such Instrument specific inquiries directly to Beckman. Buyer shall be the first interface responding to inquiries from its customers regarding any Buyer System containing an Instrument, which is not immediately identifiable as isolated to the Instrument. If Buyer determines that the customer problem is isolated to the Instrument, Buyer will call upon Beckman. Beckman shall use reasonable commercial efforts to respond to the customer and resolve the problem.

2.14
Program Manager—Each party shall appoint a Program Manager who, except for notices under Article 5.0, shall be the source of all communications from, and the addressee of all communications to, such party relative to the purchases of Instruments. The Program Managers shall meet from time to time, not less than semi-annually, to discuss each party's performance and resolve any differences.

2.15
Hold Harmless—Beckman agrees to and shall defend, indemnify and hold Buyer, its employees, agents and officers harmless, including professional fees necessary to consider, advise and defend from and against any suit or proceeding alleging injury to persons, including death, or property and any liability, damages or penalties awarded or agreed to therein by Beckman and resulting from or arising out of Beckman's negligence in the design, development, specification, manufacture, storage or transport of Instruments prior to their receipt by Buyer. Buyer agrees to and shall defend, indemnify and hold Beckman, its employees, agents and officers harmless, including professional fees necessary to consider, advise and defend, from and against any suit or proceeding alleging injury to persons, including death, or property and any liablity, damages or penalties awarded or agreed to therein by Buyer and resulting from or arising out of Buyer's negligence in the design, development, specificaton, manufacture, storage or transport of the Buyer System.

2.16
Insurance—Each party shall, at all times during the term of this Agreement, self-insure for, or purchase and maintain, comprehensive general liability insurance including product liability, contractual liability and broad form property damage with combined single limits for bodily injury and/or death and property damage of at least $1,000,000 for any one occurrence.

  Such insurance shall also require thirty (30) days prior written notice of cancellation or material change in coverage. The insurance to apply to any claim governed by Paragraph 2.15 and with respect to a party's indemnification obligations thereunder, shall provide that such insurance is primary without right of contribution from any other insurance which might otherwise be available to the insured party and provide that in the event of loss payment under a policy the insurer shall waive any rights of subrogation against the insured party and shall waive any set-off or counterclaim or any other deduction whether by attachment or otherwise as repects the activities under this Agreement.

3.0 CONFIDENTIALITY

3.1
Confidentiality—Each party shall maintain in confidence any information received from the other party in writing during the term of this Agreement, and shall neither publish, disseminate nor disclose such information to any third party nor use such information except for the furtherance of the purposes of this Agreement without the prior express written permission of such other party. Subject to the next sentence, the foregoing obligations of confidentiality and non-use shall continue for three (3) years after the expiration of this Agreement. The obligation of the first sentence shall not apply to any information, which is:

(a)
now or hereafter comes into the public domain, or

(b)
which is already in the possession of the receiving party other than as a result of having received it from the disclosing party and as shown by written records, or

(c)
is brought to the receiving party by a third party who does not require that it be maintained confidential, or (d) is independently developed by the receiving party without use of or access to the information of the disclosing party. Upon termination of this Agreement, each party shall, at the other party's request, destroy or return to such other party all copies of such information; provided that, counsel for each receiving party may retain one (1) copy of such information solely for the purpose of monitoring such party's obligation of confidentiality under this Agreement.

3.2
Obligations of Receiving Party—Each party agrees that it shall, at its sole cost, take all measures (including but not limited to court proceedings) to restrain its officers, employees, directors and agents from unauthorized use or disclosure of the disclosing party's information.

3.3
Injunction—Each party, acknowledges and agrees that money damages would not be a sufficient remedy for its breach of this Article 3.0 and that the disclosing party shall be entitled to equitable relief including injunction and specific performance as a remedy for any such breach. Such remedies shall not be deemed the exclusive remedy for the receiving party's breach but shall be in addition to all other remedies available to the disclosing party. Article 11.0 (Law Governing and Construction) shall not be a limitation on the remedies available to the disclosing party for a breach by the receiving party of this Article 3.0.

4.0 TERM AND TERMINATION

4.1
Term—The term of this Agreement shall begin on the Effective Date and, unless earlier terminated in accordance with Paragraph 4.2 shall expire on the fifth (5th) anniversary of the Effective Date.

4.2
Termination—If either party is in default as to any material term or condition of this Agreement and within thirty (30) days of written notice from the non-defaulting party, the defaulting party has not effected a complete cure, then the non-defaulting party shall have, in addition to all other remedies available at law or in equity, the right to terminate this Agreement in its entirety, upon delivery or ten (10) days prior written notice of termination to the defaulting party, provided that:

(a)
Such termination shall only relieve the parties of obligations which would have arisen under this Agreement after the effective date of termination and shall in no way relieve the parties from any obligations existing on the date of such termination; and

(b)
the failure of the non-defaulting party to terminate this Agreement for any cause shall not constitute a waiver of such right in the future as to any subsequent default for the same or similar cause nor shall such waiver be implied by the mailing or acceptance of any payment.

5.0 NOTICES

All notices provided for in this Agreement shall be in writing and shall be considered delivered when they are personally delivered or sent by facsimile or telex with confirmation of receipt in good order requested and received or deposited in the United States mail, certified first class air mail postage prepaid, addressed to the respective parties as follows:

If to Beckman:	BECKMAN COULTER, INC. 4300 North Harbor Boulevard Fullerton, California 92834-3100 Attention: General Manager
with a copy to:	BECKMAN COULTER, INC. 4300 North Harbor Boulevard Fullerton, California 92834-3100 Attention: General Counsel
If to Buyer:	CIPHERGEN BIOSYSTEMS, INC. 6611 Dumbarton Circle Fremont, California 94555 Attention: John Storella

6.0 ASSIGNMENT

        Neither party shall assign this Agreement to another without the prior written consent of the other party; provided, however, that either party may assign this Agreement to a successor in ownership of all or substantially all of its business assets to which this Agreement pertains whether by sale of assets, merger, consolidation or otherwise. Any other purported assignment shall be void. This Agreement shall be a binding obligation of the heirs, successors and permitted assigns of all the right, title and interest of each party hereto.

7.0 PUBLIC STATEMENTS

        Neither party shall make any public announcement or authorize or author any statement to the press regarding this Agreement or any of its terms or conditions or the relationships between the parties created by this Agreement without the prior written permission of the other party. The terms and conditions of this Agreement shall be maintained as confidential in accordance with Article 4.0 hereof.

8.0 SEVERABILITY

8.1
Invalid or Unenforceable Provision—In the event a court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

8.2
Conflict with Applicable Statute—If any of the provisions of this Agreement are in conflict with any applicable statute or rule of law, then such provisions shall be deemed inoperative to the extent that they conflict therewith and shall be deemed to be modified so as to conform with such statute or rule of law.

8.3
Effect and Remedies—In the event that the provisions of this Agreement are materially altered as a result of Paragraphs 8.1 and 8.2 the parties will renegotiate the affected terms and conditions to resolve any inequities.

9.0 HEADINGS

        The paragraph headings herein are for convenience only and shall not effect the construction or interpretation of this Agreement.

10.0 INDEPENDENT CONTRACTORS

        The parties are acting as independent contractors and shall not be considered partners, joint venturers or agents of the other. Neither party shall have the right to act on behalf of or bind the other except as expressly provided for in this Agreement or as may be thereafter agreed in writing.

11.0 LAW GOVERNING AND CONSTRUCTIONS

11.1
Mediation and Arbitration—Except for any actual or threatened breach of Article 3.0 to which the parties may refer to the State Courts of California for relief, any controversy or conflict involving this Agreement, its interpretation or the respective rights or obligations of the parties shall first be submitted to their respective General Managers for amicable resolution. If the parties cannot agree, the controversy shall be submitted to mediation to be held in a mutually agreeable neutral place. The parties shall mediate in good faith and use their best efforts to resolve the controversy or conflict by mediation. If the parties still cannot settle the controversy or reach an accommodation, the matter shall be submitted to binding arbitration to be conducted in a mutually agreeable place in California in accordance with the following rules:

(a)
If a party intends to begin an arbitration to resolve a dispute, such party shall provide written notice to the other party informing the other party of such intention and the issues to be resolved, the date of which notice shall be referred to as the "Notice Date". Within ten (10) business days after the receipt of such notice, the other party may, by written notice to the party initiating arbitration, add additional issues to be resolved. Within twenty (20) business days following the Notice Date a list of not less than ten (10) neutrals shall be provided to the parties by then-President of the Center for Public Resources ("CPR"), 680 Fifth Ave., New York, New York 10019, or its successor organization. The list shall include the experience and qualifications of each person identified thereon. The neutral shall be an individual who shall preside in resolution of any disputes between the parties. Each of the neutrals identified on the list shall not be an employee, consultant, independent contractor, director or shareholder of either a party or of an Affiliate of either party, and shall be a lawyer licensed to practice in the state, which is the site of the arbitration. The parties shall have ten (10) business days from the date the list is provided to agree on a neutral. If the parties cannot agree, each party shall have twenty (20) business days from the date the list is provided to the parties by CPR to object in good faith to four (4) of the persons on the list. The then-President of CPR shall, as soon as possible thereafter, select the neutral from the persons remaining on the list. This selection shall be final.

(b)
All disputes existing on the Notice Date, which are not specifically raised by the parties in the arbitration process, shall be forever waived.

(c)
No later than one hundred twenty (120) business days after selection the neutral shall hold a hearing to resolve each of the issues identified by the parties.

(d)
Within thirty (30) days of the Notice Date, representatives of the parties shall meet in an attempt in good faith to agree on procedures for the expeditious exchange of information that may be needed to prepare for the arbitration. If the parties cannot agree on the exchange of documents or other information, the neutral may require exchange of documents, upon showing by the requesting party that it will be prejudiced and not otherwise able to prepare for or put on its case without access to and use of the requested documents or information. Any documents required to be produced shall be produced no less than sixty (60) days prior to the hearing.

(e)
At least forty-five (45) business days prior to the hearing, each party shall submit to the other party and the neutral a list of all documents on which such party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, such party intends to call at such hearing. Such lists will be accompanied by: (i) one true and correct copy of each of the documents on the above-referenced list; and (ii) a summary of the anticipated testimony of each of such party's witnesses. Except as expressly set forth herein, the neutral shall not require nor shall there be any discovery by any means, including depositions, interrogatories or investigation of documents.

  (f)
  After the exchange of the documents and information required by Paragraph (e) above, each party may, at its option, take depositions. In any event, neither party shall take more than (i) sixteen (16) total hours of depositions as calculated by the court reporter, of not more than four (4) people; plus (ii) a deposition of each expert witness listed by the other party, which expert witness deposition shall not exceed four (4) hours. Such depositions shall be taken between the receipt of the lists called for by Paragraph (e) above and fifteen (15) days before the hearing. Each party shall cooperate in making its witnesses available California at a convenient place and time for such deposition. No party shall instruct a witness at a deposition not to answer a question except on grounds of attorney-client privilege or work-product doctrine.

  (g)
  A party may request an extension and the neutral shall grant an extension of the time for a hearing if the neutral finds that the other party failed to comply with or delayed in complying with discovery permitted under this Agreement. The extension shall be commensurate with the delay found by the neutral but in no event shall it be greater than thirty (30) days.

  (h)
  Each party may file with the neutral a prehearing memorandum, not exceeding fifty (50) pages, setting forth applicable law, facts, arguments, and other relevant information.

  (i)
  At least ten (10) business days prior to the hearing, each party must submit to the neutral and serve on the other party a proposed ruling on each issue to be resolved. Such writing shall be limited to a statement of the proposed rulings, shall contain no argument on or analysis of the facts or issues, and shall be limited to not more than twenty (20) pages.

  (j)
  Each party shall be entitled to no more than ten (10) hours of hearing to present testimony or documentary evidence and argument. The testimony presented by both parties shall be presented during the same calendar day or on consecutive days. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral to determine whether the parties have had the ten (10) hours to which they are entitled.

  (k)
  Each party may file a post-hearing memorandum not exceeding three (3) pages.

  (l)
  Each party shall have the right to be represented by counsel. The neutral shall have sole discretion with regard to the admissibility of any evidence; however, no prior drafts of any of the agreements between the parties shall be shown to the neutral or admissible in evidence.

  (m)
  The neutral shall rule on each disputed issue within ten (10) days following the completion of the testimony of both parties. Such ruling shall adopt the proposed ruling of one of the parties on each disputed issue. The neutral shall have authority to award complete legal and equitable relief to the maximum extent a court of law and equity could award in accordance with applicable law.

  (n)
  All applicable common law or statutory privileges such as attorney-client or attorney work Instrument shall be applicable to the arbitration preceedings.

  (o)
  Either party may, at its option, use prepared testimony as long as the witness whose testimony is so presented is available to the other party for cross-examination.

  (p)
  All cost incurred for the neutral, the hearing room and the court reporter shall be shared equally between the parties. The parties shall otherwise bear their own expenses.

  (q)
  The neutral shall be given a copy of these provisions at the time of selection.

  (r)
  All arbitration proceedings and the outcome of such proceedings shall be treated as confidential by the parties and the neutral.

  (s)
  The parties agree to refrain from filing a lawsuit with regard to any aspect of their controversy and to abide by and perform any award rendered by the neutral. The parties further agree that a judgment of a Court having jurisdiction may be entered upon the award and an execution may be issued for its collection. The parties further agree neither to contest the jurisdiction or execution of such Court nor to contest in any foreign court the application of such judgment or execution.

11.2
Mutuality—The Agreement has been drafted on the basis of mutual understanding and neither party shall be prejudiced as being the drafter thereof.

12.0 ENTIRE AGREEMENT, MODIFICATIONS, ETC.

12.1
Entire Agreement—This instrument contains the entire and only agreement between the parties respecting the subject matter hereof; and, any representation, promise or condition in connection therewith not incorporated herein shall not be binding on either party.

12.2
Waiver or Modification—No waiver, alteration, modification, renewal or extension of this Agreement shall be valid unless made in writing and signed by a duly authorized representative of Beckman and Buyer.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the Effective Date.

BECKMAN COULTER, INC.		CIPHERGEN BIOSYSTEMS, INC.
By:	[Illegible]	By:	[Illegible]
Date:	11/05/01	Date:	Nov. 2, 2001

Exhibit A

Quantity	Discount rate
1-20 instruments	[*]
21-35 instruments	[*]
35 instruments and above	rate to be negotiated in good faith once purchase of [*] instruments has been achieved

Ciphergen Configurator System

Exhibit B

PN:	QTY	Description
609000	1	Biomek® 2000 Workstation, 50/60 Hz, 100-240 V
609048	1	Biomek®) 2000 Lift Side Module
609120	5	Labware Holder, Gray
609121	3	Pipette Tip Rack Holder, Black
267653	1	Biomek® 2000 Controller with BioWorks™ 3.2 for New Systems
609024	1	MP 20 Eight-Tip Pipette Tool—Capacity: 1-20 µL for each tip
609025	1	MP 200 Eight-Tip Pipette Tool—Capacity: 5-200 µL for each tip
609027	1	Eight-Channel Wash Tool—Capacity: 50µL—18.75 mL per channel
609056	1	Wash Unit with Automatic 6-Port Valve
267615	1	96-Filtration System for Biomek® 2000—Includes Vacuum Valve Unit
380560	1	DPC Micro Mix 5 Shaker
380561	1	DPC Shaker Integration Kit for Biomek 2000
[*]
CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

QuickLinks

  Exhibit 10.30
SUPPLY AGREEMENT BETWEEN BECKMAN COULTER, INC. AND CIPHERGEN BIOSYSTEMS, INC.
R E C I T A L S
1.0 DEFINITIONS
2.0 MANUFACTURE AND SALE OF INSTRUMENTS
3.0 CONFIDENTIALITY
4.0 TERM AND TERMINATION
5.0 NOTICES
6.0 ASSIGNMENT
7.0 PUBLIC STATEMENTS
8.0 SEVERABILITY
9.0 HEADINGS
10.0 INDEPENDENT CONTRACTORS
11.0 LAW GOVERNING AND CONSTRUCTIONS
12.0 ENTIRE AGREEMENT, MODIFICATIONS, ETC.
Exhibit A
Ciphergen Configurator System
Exhibit B